Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements No. 333-163-811 on Form S-3/A and No. 333-143179, 333-149973, 333-158224 and 333-165493 on Form S-8 of U.S. Auto Parts Network, Inc. of our report dated July 10, 2009 relating to the financial statements of Automotive Specialty Accessories and Parts, Inc. (a Delaware Corporation) and subsidiaries as of and for the years ended as of December 27, 2008 and December 29, 2007, appearing in this Form 8-K of U.S. Auto Parts Network, Inc. dated October 26, 2010.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

October 28, 2010